AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 14, 2010
REGISTRATION STATEMENT NO. 033-43875
REGISTRATION STATEMENT NO. 333-07861
REGISTRATION STATEMENT NO. 333-19695
REGISTRATION STATEMENT NO. 333-45759
REGISTRATION STATEMENT NO. 333-62761

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Post-Effective Amendment to Form S-3 Registration Statement No. 033-43875
Post-Effective Amendment to Form S-3 Registration Statement No. 333-07861
Post-Effective Amendment to Form S-3 Registration Statement No. 333-19695
Post-Effective Amendment to Form S-3 Registration Statement No. 333-45759
Post-Effective Amendment to Form S-3 Registration Statement No. 333-62761

ON
FORM S-1
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Protein Polymer Technologies, Inc.
 (Exact name of issuer as specified in its charter)

Delaware	3841	33-0311631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No. )

11494 Sorrento Valley Road, San Diego, California 92121
 (Address of Principal Executive Offices)     (Zip Code)

James B. McCarthy
Interim Chief Executive Officer
Protein Polymer Technologies, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
 (Name and address of agent for service)

(858) 558-6064
 (Telephone number, including area code, of agent for service)

Copies to:
Donald R. Reynolds, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unissued or unsold hereunder as of the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE:   DEREGISTRATION OF SECURITIES

This Post-Effective Amendment on Form S-1 relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Protein Polymer Technologies, Inc. (the “Company”).

(1)
Registration Statement on Form S-3 (Registration No. 333-62761) , which was initially filed with the SEC on September 2, 1998, and amended on October 2, 1998, pursuant to which the Company registered an aggregate of 8,058,450 shares of its common stock, par value $0.01 per share, including (A) the maximum of 4,355,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Stock ("Series E Preferred Stock") at a conversion price of $1.25; (B) the maximum of 2,177,500 shares issuable upon exercise of eighteen month warrants issued in relation to the Series E Preferred Stock ("First Warrants"); (C) the maximum of 1,088,750 shares issuable upon exercise of thirty-six month warrants issued in relation to the Series E Preferred Stock ("Second Warrants"); (D) the maximum of 232,000 shares issuable upon exercise of eighteen month warrants issued as compensation in relation to the Company's private placement of Series E Preferred Stock; (E) the maximum of 116,000 shares of common stock issuable upon exercise of thirty-six month warrants issued as compensation in relation to the Company's private placement of Series E Preferred Stock; (F) the maximum of 25,200 shares issuable upon exercise of five year warrants issued as compensation in relation to the Company's private placement of Series E Preferred Stock; (G) 64,000 shares of common stock issued under Section 4(2) of the Securities Act of 1933, as amended, as compensation in relation to the Company's private placement of Series E Preferred Stock; and (H) an indeterminate number of additional shares as may be issued to the Selling Securityholders to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Registrant’s Series E Preferred Stock or the First Warrants, Second Warrants or Compensation Warrants.

(2)
Registration Statement on Form S-3 (Registration No. 333-45759), which was initially filed with the SEC on February 6, 1998, and amended on June 30, 1998, August 7, 1998 and August 19, 1998, pursuant to which the Company registered an aggregate of 2,207,702 shares of its common stock, par value $0.01 per share, for sale, from time to time, by the Selling Securityholders named in the Prospectus.

(3)
Registration Statement on Form S-3 (Registration No. 333-19695), which was filed with the SEC on January 13, 1997, pursuant to which the Company registered an aggregate of 1,904,000 shares of its common stock, par value $0.01 per share, for sale, from time to time, by the Selling Securityholders named in the Prospectus.

(4)
Registration Statement on Form S-3 (Registration No. 333-07861), which was filed with the SEC on July 10, 1996, pursuant to which the Company registered an aggregate of 322,663 shares of its common stock, par value $0.01 per share, for sale, from time to time, by the Selling Securityholders named in the Prospectus.

(5)
Registration Statement on Form S-3 (Registration No. 033-43875), which was filed with the SEC on November 12, 1991, and amended on November 25, 1991, December 23, 1991, January 17, 1992, June 21, 1992, February 12, 1999, March 5, 1999, and March 30, 1999, pursuant to which the Company registered (A) an aggregate 1,667,500 Units consisting of one share of common stock and one Redeemable Warrant; (B) 1,667,500 shares of common stock issuable upon exercise of the Redeemable Warrants; (C) 145,000 Underwriter’s Warrants to purchase Units; (D) 145,000 Units issuable on exercise of the Underwiter’s Warrants consisting of 145,000 shares of common stock and 145,000 Redeemable Warrants; (E) 145,000 shares of common stock issuable upon exercise of the Redeemable Warrants included in the Units issuable upon exercise of the Underwriter’s Warrants; and (F) an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the Redeemable Warrants, the Underwriter’s Warrants and the Redeemable Warrants underlying the Underwriter’s Warrants.

Because the Company is no longer offering securities under these Registration Statements, it is filing this Post-Effective Amendment on Form S-1 to terminate the Registration Statements and to deregister, as of the date hereof, all of the securities that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 13th day of April 2010.

PROTEIN POLYMER TECHNOLOGIES, INC.

By:	/s/ James B. McCarthy
James B. McCarthy,
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-1 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James B. McCarthy	Interim Chief Executive Officer (principal executive, financial and accounting officer) and Sole Director	April 13, 2010
James B. McCarthy